Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS 2009 FOURTH

QUARTER AND FISCAL YEAR FINANCIAL RESULTS

WALTHAM, Mass., September 29, 2009 — ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its 2009 fourth quarter and fiscal year ended July 31, 2009.

Fourth Quarter Financial Summary

•	Net revenue of $225.2 million, a decrease of 18.5% from the fourth quarter of fiscal 2008
•	Gross margin as a percentage of revenue of 13.2% compared to 10.4% in the fourth quarter of fiscal 2008
•	Operating income of $0.9 million compared to operating loss of $17.4 million, which included goodwill impairment charges of $14.0 million, in the fourth quarter of fiscal 2008
•	Net loss of $4.1 million, or ($0.09) per share, compared to net loss of $24.7 million, or ($0.53) per share, in the fourth quarter of fiscal 2008
•	Non-GAAP operating income of $15.3 million compared to $6.3 million in the fourth quarter of fiscal 2008, an increase of 145.1%
•	Free cash flow from operations of $12.8 million, an improvement of $35.1 million from the fourth quarter of fiscal 2008

Fourth Quarter Consolidated Financial Results

“We continued to execute our plans in the context of a very difficult economic environment where we see lower unit volumes moving through the global supply chain,” said Joseph C. Lawler, chairman, president and chief executive officer. “While these dynamics have an impact on our revenue, we are encouraged by how our value proposition is being received in the marketplace as clients continue to see the benefits of outsourcing to ModusLink. Although lower than the record level in the year ago period, revenue from new engagements continued to be strong in the fourth quarter, concluding a year where revenue from new engagements was significantly higher than in any prior year.”

“We have been responding to market conditions over the past several quarters by implementing cost reduction initiatives while maintaining the highest level of client service, and our progress is reflected in our performance for the fourth quarter,” continued Lawler. “Compared to the fourth quarter of last year, our financial results include improvement in gross margin, SG&A expense and operating income, while generating positive free cash flow from operations, despite lower unit volume.”

“Looking forward, visibility in the face of challenging market conditions remains limited. We continue to see lower unit volume move through the supply chain and caution among our clients regarding implementing new programs. However, we believe that our value proposition, which centers on our ability to help clients reduce supply chain costs and improve time to market, as well as our lower cost structure and strong balance sheet will position us for improved financial performance as unit volumes improve. In the meantime, our focus remains on managing expenses and providing quality service to our clients,” concluded Lawler.

ModusLink reported net revenue of $225.2 million for the fourth quarter of fiscal 2009, a decrease of 18.5%, compared to net revenue of $276.3 million reported in the fourth quarter of fiscal 2008. Compared to the same period last year, fourth quarter fiscal 2009 revenue from new engagements decreased by approximately $10.9 million, or 21.8%, and revenue from the Company’s base business declined by approximately $40.2 million or 17.8%. Included in the financial results for the fourth quarter of 2009 was $12.8 million of revenue from ModusLink Open Channel Solutions (ModusLink OCS) and ModusLink PTS, a decline of 6.6% compared to the fourth quarter of fiscal 2008. ModusLink OCS and ModusLink PTS were acquired in the third quarter of fiscal 2008 and the fourth quarter of fiscal 2008, respectively.

Gross profit for the fourth quarter of fiscal 2009 was $29.7 million, or 13.2% of revenue, compared to $28.7 million, or 10.4% of revenue, in the fourth quarter of fiscal 2008. The increase in gross margin as a percentage of revenue was primarily due to favorable product mix and previously announced cost reduction initiatives.

Operating income for the fourth quarter of fiscal 2009 improved to $0.9 million compared to an operating loss of $17.4 million in the fourth quarter of fiscal 2008. The improvement was due in part to a $7.2 million, or 25.3%, reduction in Selling General & Administrative expenses, partially offset by a $4.0 million increase in restructuring costs. In addition, operating income in the fourth quarter of fiscal 2008 included a $14.0 million impairment of goodwill charge, which was not present in the fourth quarter of 2009.

Other income (expense) was an expense of $4.9 million in the fourth quarter of fiscal 2009 compared to an expense of $0.2 million in the fourth quarter of fiscal 2008. This change was primarily due to foreign exchange transaction losses and the impact of the impairment of investments in the @Ventures portfolio in 2009.

Net loss for the fourth quarter of 2009 was $4.1 million, or ($0.09) per share, compared to net loss of $24.7 million, or ($0.53) per share, for the same period in fiscal 2008. Fourth quarter fiscal 2009 results included income from discontinued operations of $36 thousand, or $0.00 per share, compared to a loss of $4.1 million, or $(0.09) per share, in fiscal 2008.

Excluding net charges related to depreciation, amortization of intangibles, stock-based compensation, restructuring and non-cash charges, the Company reported non-GAAP operating income of $15.3 million for the fourth quarter of fiscal 2009, a 145.1% increase from $6.3 million for the same period in fiscal 2008.

As of July 31, 2009, the Company had working capital of approximately $237.0 million compared to $236.7 million at April 30, 2009 and $238.7 million at July 31, 2008. Included in working capital as of July 31, 2009 were cash, cash equivalents, short-term investments and marketable securities totaling $179.2 million compared to $167.8 million at April 30, 2009 and $162.1 million at July 31, 2008. The Company concluded the quarter with no outstanding bank debt.

“During the fourth quarter, ModusLink continued reducing expenses and increasing operational efficiencies, which contributed to more than $20 million in combined cost savings between cost of sales and SG&A for the full fiscal year,” said Steven G. Crane, chief financial officer. “In addition, the Company increased its cash position by $11.4 million compared to the third quarter of 2009, primarily driven by $12.8 million of free cash flow from operations. We continue to be supported by a strong balance sheet, which is important in a market where financial strength and liquidity are key competitive differentiators.”

“As we enter the seasonally strong first quarter of fiscal 2010, we expect revenues to be higher than the fourth quarter of fiscal 2009, although lower than the comparable year ago period,” continued Crane. “In addition, we expect to generate free cash flow from operations in the first quarter of fiscal 2010, although lower than in the fourth quarter of fiscal 2009 as a result of seasonal working capital increases.”

Fiscal 2009 Financial Summary

•	Net revenue of $1,009 million, compared to net revenue of $1,068 million in fiscal 2008
•	Gross margin, as a percentage of revenue, of 12.1% compared to 12.9% in the previous year
•

Operating loss of $167.7 million, including a non-cash goodwill impairment charges of $164.7 million, compared to operating income of $0.4 million, including goodwill impairment charges of $14.0 million, in the prior fiscal year

•	Net loss of $193.5 million, or ($4.26) per share, compared to net income of $9.1 million, or $0.19 per share, in fiscal 2008
•	Non-GAAP operating income of $47.1 million compared to non-GAAP operating income of $46.2 million for the prior fiscal year, an increase of 2.0%
•	Free cash flow from operations of $25.0 million, an improvement of $56.8 million from fiscal 2008

Fiscal 2009 Consolidated Financial Results

ModusLink reported net revenue of $1,009 million for the fiscal year ended July 31, 2009, compared to $1,068 million reported for the 2008 fiscal year. Gross margin was $122.4 million, or 12.1% of revenue, for fiscal 2009, compared to $137.6 million, or 12.9% of revenue, for fiscal 2008.

Operating loss for fiscal 2009 was $167.7 million, which included a non-cash goodwill impairment charge of $164.7 million, reported in the second quarter of fiscal 2009, as well as restructuring charges of $19.6 million, related to the company’s cost reduction initiatives. Operating income for fiscal 2008 was $0.4 million, which included a non-cash goodwill impairment charge of $14 million and restructuring charges of $5.5 million. Operating results for fiscal 2009 benefited from a $13.6 million, or 11.9% decrease, in SG&A expenses compared to fiscal 2008.

Net loss for fiscal 2009 was $193.5 million, or ($4.26) per share, compared to net income of $9.1 million, or $0.19 per share, for the prior year.

Excluding the effects of charges related to depreciation, amortization of intangibles, stock-based compensation, restructuring and non-cash goodwill charges, the Company reported non-GAAP operating income of $47.1 million for the 2009 fiscal year compared to non-GAAP operating income of $46.2 million for the prior fiscal year.

Stock Repurchase Program Update

During the fourth quarter of 2009, the Company repurchased 565,000 shares for aggregate consideration of $3.8 million. These purchases were made in open market transactions under the Company’s stock repurchase program, which was announced on June 9, 2009 and pursuant to which the Company has authorized the repurchase of up to $15 million of common stock over a 12-month period.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its 2009 fourth quarter and fiscal year financial results at 5:00 p.m. ET on September 29, 2009. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About ModusLink Global Solutions, Inc. ModusLink Global Solutions, Inc. is a leader in global supply chain business process management. The Company executes critical processes for clients in the high technology and communications industries to provide competitive differentiation and enable new channel and new market opportunities. ModusLink Global Solutions’ integrated portfolio of supply chain outsourcing and technology solutions span four core competencies: supply chain, aftermarket, e-Business and entitlement management. The Company has headquarters in Waltham, Massachusetts and more than 25 facilities in 14 countries – giving it the largest global footprint in the industry. For additional information, visit www.moduslink.com.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the potential for improved financial performance as unit volumes improve, and the current expectations of higher revenue for the first quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009 and positive cash flow from operations for the first quarter of fiscal 2010. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

Bob Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

PR and Communications Manager

farrah_phillipo@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended July 31,			Twelve months ended July 31,
	2009	2008	Change	2009	2008	Change
Net revenue	$225,211	$276,292	-18.5%	$1,008,554	$1,068,207	-5.6%
Cost of revenue	195,502	247,572	-21.0%	886,119	930,629	-4.8%

Gross margin	29,709	28,720	3.4%	122,435	137,578	-11.0%

	13.2%	10.4%	2.8%	12.1%	12.9%	-0.8%
Operating expenses:
Selling, general and administrative	21,367	28,597	-25.3%	100,409	113,969	-11.9%
Amortization of intangibles	1,372	1,379	-0.5%	5,485	3,773	45.4%
Impairment of goodwill	—	14,000	-100.0%	164,682	14,000	1076.3%
Restructuring, net	6,068	2,123	185.8%	19,552	5,465	257.8%

Total operating expenses	28,807	46,099	-37.5%	290,128	137,207	111.5%

Operating income (loss)	902	(17,379)	-105.2%	(167,693)	371	—
Other income (expense)	(4,878)	(202)	2314.9%	(15,054)	23,333	-164.5%

Income (loss) from continuing operations before taxes	(3,976)	(17,581)	-77.4%	(182,747)	23,704	-871.0%
Income tax expense	154	3,033	-94.9%	10,831	10,425	3.9%

Income (loss) from continuing operations	(4,130)	(20,614)	-80.0%	(193,578)	13,279	-1557.8%
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	36	(4,113)	-100.9%	126	(4,151)	-103.0%

Net Income (loss)	$(4,094)	$(24,727)	-83.4%	$(193,452)	$9,128	-2219.3%

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.09)	$(0.44)	-79.5%	$(4.26)	$0.28	-1621.4%
Income (loss) from discontinued operations	$—	$(0.09)	-100.0%	$—	$(0.09)	-100.0%

Net earnings (loss)	$(0.09)	$(0.53)	-83.0%	$(4.26)	$0.19	-2342.1%

Shares used in computing basic earnings (loss) per share	45,167	46,994	-3.9%	45,372	47,747	-5.0%

Shares used in computing diluted earnings (loss) per share	45,167	46,994	-3.9%	45,372	47,901	-5.3%

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2009	April 30, 2009	July 31, 2008
Assets:
Cash and cash equivalents	$168,767	$167,503	$160,585
Available-for-sale securities	440	338	1,517
Short-term investments	10,000	—	—
Trade accounts receivable, net	171,090	165,833	213,096
Inventories, net	63,023	68,479	85,897
Prepaid and other current assets	12,773	8,336	12,820

Total current assets	426,093	410,489	473,915

Property and equipment, net	61,178	63,700	74,889
Investments in affiliates	12,369	14,570	34,558
Goodwill	25,708	25,708	190,012
Intangible assets, net	23,120	24,492	29,292
Other assets	7,149	6,757	7,894

	$555,617	$545,716	$810,560

Liabilities:
Current portion of capital lease obligations	$152	$93	$349
Accounts payable	122,125	106,563	168,190
Current portion of accrued restructuring	15,098	12,181	6,297
Accrued income taxes	1,803	1,448	1,027
Accrued expenses	42,277	45,183	52,817
Other current liabilities	5,793	6,436	3,653
Current liabilities of discontinued operations	1,866	1,927	2,840

Total current liabilities	189,114	173,831	235,173

Long-term portion of accrued restructuring	2,014	2,227	3,871
Long-term portion of capital lease obligations	194	34	55
Other long-term liabilities	16,440	18,677	21,648
Non-current liabilities of discontinued operations	2,411	2,808	3,839

	21,059	23,746	29,413
Stockholders' equity	345,444	348,139	545,974

	$555,617	$545,716	$810,560

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Twelve months ended
	July 31, 2009	July 31, 2008	July 31, 2009	July 31, 2008
Net revenue:
Americas	82,729	93,108	344,219	344,593
Asia	69,902	74,820	304,504	316,115
Europe	70,005	105,572	345,688	402,651
All other	2,575	2,792	14,143	4,848

	$225,211	$276,292	$1,008,554	$1,068,207

Operating income (loss):
Americas	(6,672)	(5,615)	(96,514)	(817)
Asia	12,341	8,704	(32,018)	41,068
Europe	(1,670)	(16,803)	(26,077)	(22,300)
All other	(513)	43	1,015	21

	3,486	(13,671)	(153,594)	17,972
Corporate-level activity	(2,584)	(3,708)	(14,099)	(17,601)

	$902	$(17,379)	$(167,693)	$371

Non-GAAP operating income (loss):
Americas	1,844	(1,088)	(3,031)	12,186
Asia	14,205	11,043	51,847	49,307
Europe	1,005	(1,046)	6,548	(1,394)
All other	201	289	2,636	419

	17,255	9,198	58,000	60,518
Corporate-level activity	(1,908)	(2,937)	(10,858)	(14,302)

	$15,347	$6,261	$47,142	$46,216

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

NON-GAAP Operating income	$15,347	$6,261	$47,142	$46,216

Adjustments:
Depreciation	(5,873)	(4,906)	(20,012)	(17,008)
Amortization of intangible assets	(1,372)	(1,379)	(5,485)	(3,773)
Impairment of goodwill	—	(14,000)	(164,682)	(14,000)
Stock-based compensation	(1,132)	(1,232)	(5,104)	(5,599)
Restructuring, net	(6,068)	(2,123)	(19,552)	(5,465)

GAAP Operating income (loss)	$902	$(17,379)	$(167,693)	$371

Other income (expense), net	(4,878)	(202)	(15,054)	23,333
Income tax expense	154	3,033	10,831	10,425
Income (loss) from discontinued operations	36	(4,113)	126	(4,151)

Net income (loss)	$(4,094)	$(24,727)	$(193,452)	$9,128

The calculations of free cash flow from operations for the three and twelve month periods ending July 31, 2009 and July 31, 2008 are as follows:
	Three months ended July 31,		Twelve months ended July 31,
	2009	2008	2009	2008
Net cash provided by operating activities of continuing operations	$15,144	$(15,610)	$36,069	$(5,792)
Purchases of property and equipment	(2,388)	(6,782)	(11,060)	(26,057)

Free cash flow from operations	$12,756	$(22,392)	$25,009	$(31,849)